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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

CMS Communications, Inc.
Evolving Systems Networks India Private Limited
Telecom Software Enterprises, LLC.
Evolving Systems Holdings Limited
Tertio Telecoms Limited
Tertio Telecoms Limited GmbH

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SUBSIDIARIES OF THE REGISTRANT